                                                                   Exhibit 10.13

                        MODIFICATION TO CREDIT AGREEMENT

        This Modification to Credit Agreement (the "Modification") is entered into as of December 31, 2001, by and among AXT, INC., a Delaware corporation ("Borrower") and U.S. BANK NATIONAL ASSOCIATION ("U.S. Bank"), as a Lender (defined in the Credit Agreement defined below and as agent (in such capacity, "Agent"). As of the effective date of this Agreement, U.S. Bank is the sole Lender. Except as otherwise specifically provided herein, all capitalized terms used and not defined herein shall have the meaning set forth in the Credit Agreement (defined below).

                                    RECITALS

        A. Pursuant to the terms of that certain Credit Agreement (as amended, the "Credit Agreement") dated as of August 28, 2000, by and among Borrower, Lenders and Agent, Lenders and Agent agreed to provide Borrower the following:
(i) a Line of Credit not to exceed at any time the aggregate principal amount of Twenty Million Dollars ($20,000,000.00); (ii) Term Loan A in the principal amount of One Million One Hundred Ninety Thousand Dollars ($1,190,000.000);
(iii) Term Loan B in the principal amount of One Million Six Hundred Ten Thousand Dollars ($1,610,000.00); (iv) Term Loan C in the principal amount of Three Million Two Hundred Thousand Dollars ($3,200,000.00); and (v) a Letter of Credit Facility.

        B. Borrower may report a net loss for the fiscal year ended December 31, 2001 (due to Borrower's ownership of Finisar Stock) and similar losses are projected for fiscal year 2002. As a result, Borrower and Agent wish to modify the Credit Agreement to, among other things, decrease the amount of the Line of Credit to $5,000,000.00, change the interest rates applicable to the Credits and to extend the Line Maturity Date.

                                    AGREEMENT

1.    Recitals.  The recitals set forth above are true, accurate and correct.

2. Reaffirmation of Credit Agreement. The Borrower reaffirms all of its obligations under the Credit Agreement (as amended hereby), and the Borrower acknowledges that as of the date hereof, it has no claims, offsets or defenses with respect to the payment of sums due under the Notes or any other Loan Document.


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3.    Waiver of Covenant Default. Upon the effectiveness of this Agreement and satisfaction of the conditions precedent set forth herein, Agent hereby waives any default by Borrower under Section 6.9 of the Credit Agreement by reason of Borrower's failure to maintain the Tangible Net Worth required thereunder prior to the date hereto.

4. Modifications to Credit Agreement. The Credit Agreement is hereby amended as follows:

      a. Business Day. The definition of "Business Day" in Section 1.1 of the Credit Agreement is amended in its entirety to read as follows:

            "'Business Day' means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR borrowing, means such a day which is also a day on which banks in the City of London are generally open for interbank or foreign exchange transactions."

      b. Fixed Charge Coverage Ratio. The definition of "Fixed Charge Coverage Ratio" in Section 1.1 of the Credit Agreement is amended in its entirety to read as follows:

            "'Fixed Charge Coverage Ratio' means the ratio of (A) EBITDA less the aggregate amount of (i) Unfinanced Capital Expenditures, (ii) cash taxes, and (ii) permitted dividends, distributions and treasury stock purchases, divided by (B) the aggregate amount of the following, each measured for the most recent four historical quarters (excluding the current quarter in possession) (i) cash Interest Expense (including any letter of credit fees payable to U.S. Bank) and (ii) capital lease payments plus the average of current maturities of long-term debt (including all bond redemptions required by this Agreement) measured for the most recent four historical quarters (excluding the current quarter in possession) and (iii) the current maturity of subordinated debt measured for the most recent four historical quarters (excluding the current quarter in possession)."

      c. Guarantor. The definition of "Guarantor" in Section 1.1 of the Credit Agreement is amended in its entirety to read as follows:


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            "'Guarantor' means, subject to the release provisions set forth in
            Section 2.16 hereof, collectively, AXT-Japan, Beijing Tongmei Xtal Technology Co., Ltd., American Xtal Technology (Hong Kong), Lyte Optronics, Inc., Advanced Semiconductor (Xiamen), Bestal International Corporation, and each future wholly-owned subsidiary of Borrower."

      d. LIBOR. The definition of "LIBOR" in Section 1.1 of the Credit Agreement is amended in its entirety to read as follows:

            "'LIBOR' means, for each Fixed Rate Term, the corresponding LIBOR rate per annum quoted by the Agent from Telerate Page 3750 or any successor thereto (which shall be the LIBOR rate in effect two Business Days prior to the LIBOR Loan advance (a "LIBOR Rate Loan"))."

      e.    Line Maturity Date. The definition of "Line Maturity Date" in
            Section 1.1 of the Credit Agreement is amended in its entirety to read as follows:

            "'Line Maturity Date' means September 30, 2003."

      f. Line of Credit. The definition of "Line of Credit" in Section 1.1 of the Credit Agreement is amended by substituting "$5,000,000.00" in place of "$20,000,000.00."

      g. Line of Credit Pricing Grid. The definition of "Line of Credit Pricing Grid" in Section 1.1 of the Credit Agreement is amended in its entirety to read as follows:

            "'Line of Credit Pricing Grid' means the following Line of Credit Pricing Grid:


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


                 - APPLICABLE MARGINS (IN BASIS POINTS) & FEE -

 Ratio of Funded     Pricing      LIBOR       Reference       Line of Credit
 Debt to EBITDA       Level       Margin      Rate Margin       Facility Fee
----------------     -------      ------      -----------     --------------
    < 1.00              I(*)       175            50                25.0
=/> 1.00 < 1.50        II(*)       200            75                25.0
=/> 1.50 < 2.00       III          225           100                37.5
=/> 2.00 < 2.50        IV          250           125                50.0
=/> 2.50 or < 0         V          300           150                75.0

            (*)Pricing Level I and Level II options shall not be available for the period from the date of effectiveness of the Modification to April 1, 2002.

            Borrower shall be eligible for Level I pricing when its ratio of Funded Debt to EBITDA is less than 1.00:1.00; for Level II pricing when such ratio is equal to or greater than 1.00:1.00, but less than 1.50:1.00; for Level III pricing when such ratio is equal to or greater than 1.50:1.00, but less than 2.00:1.00; for Level IV pricing when such ratio is equal to or greater than 2.00:1.00, but less than 2.50:1.00; for Level V pricing when such ratio is equal to or greater than 2.50:1.00 or is less than 0. This ratio shall be measured quarterly for the preceding four-quarter period. The pricing will be set at Level III until receipt of the Borrower's next financial covenant compliance reflecting the Funded Debt to EBITDA ratio."

      h. Minimum Cash to Funded Debt Ratio. A definition of "Minimum Cash to Funded Debt Ratio" shall be added to Section 1.1 of the Credit Agreement between the definition of "Minimum Interest Coverage Ratio" and "Monterey Park Property" to read as follows:

            "'Minimum Cash to Funded Debt Ratio' means the ratio of (A) cash plus marketable securities to (B) Funded Debt plus cash Interest Expense (including any letter of credit fees payable to U.S. Bank) for the most recent four historical quarters (excluding the current quarter in possession)."


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      i.    Minimum Quick Ratio. A definition of "Minimum Quick Ratio" shall be added to Section 1.1 of the Credit Agreement between the definitions of "Minimum Interest Coverage Ratio" and "Monterey Park Property" to read as follows:

            "'Minimum Quick Ratio' means the ratio of (A) cash plus short term investments plus net trade accounts receivable divided by (B) current liabilities plus any amounts outstanding on the Line of Credit."

      j. Reference Rate. The definition of "Reference Rate" is amended in its entirety to read as follows:

            "'Reference Rate" means at any time, as and when such rate changes, the rate of interest which Agent establishes as its "prime rate" or "reference rate" and is not necessarily the lowest rate of interest which it collects from any borrower or class of borrowers. If Agent ceases to publicly announce or publish its Reference Rate, Agent will choose a new index by using a comparable index or reference rate as its Reference Rate."

      k. Term Loan Pricing Grid. The definition of "Term Loan Pricing Grid" is amended in its entirety to read as follows:

            "'Term Loan Pricing Grid' means the following Term Loan Pricing
            Grid:

                    - APPLICABLE MARGINS (IN BASIS POINTS) -

             Ratio of Funded     Pricing                       Reference
             Debt to EBITDA       Level       LIBOR Margin     Rate Margin
             ---------------     -------      ------------     -----------
                < 1.00              I(*)          200                75
             =/> 1.00 < 1.50       II(*)          225               100
             =/> 1.50 < 2.00      III             250               125
             =/> 2.00 < 2.50       IV             275               150
             =/> 2.50 or < 0        V             325               175


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            (*)Pricing Level I and Level II options shall not be available for the period from the date of effectiveness of this Modification to April 1, 2002.

            Borrower shall be eligible for Level I pricing when its ratio of Funded Debt to EBITDA is less than 1.00:1.00; for Level II pricing when such ratio is equal to or greater than 1.00:1.00, but less than 1.50:1.00; for Level III pricing when such ratio is equal to or greater than 1.50:1.00, but less than 2.00:1.00; for Level IV pricing when such ratio is equal to or greater than 2.00:1.00, but less than 2.50:1.00; for Level V pricing when such ratio is equal to or greater than 2.50:1.00 or is less than 0. This ratio shall be measured quarterly for the preceding four-quarter period. The pricing will be set at Level III until receipt of Borrower's next financial covenant compliance reflecting the Funded Debt to EBITDA ratio."

      l. Treasury Rate. The definition of "Treasury Rate" in Section 1.1 of the Credit Agreement is hereby deleted.

      m. Unfinanced Capital Expenditures. A definition of "Unfinanced Capital Expenditures" shall be added to Section 1.1 of the Credit Agreement after the definition of "Trustee" to read as follows:

            "'Unfinanced Capital Expenditures' shall mean all of Borrower's capital expenditures less (i) increases in long-term debt, (ii) net proceeds received from the sale of Borrower's common and preferred stock in the current period and (iii) any proceeds available from the secondary offering of third quarter of fiscal year 2000 not absorbed by previous capital expenditures."

      n. Line of Credit. Section 2.1(a) of the Credit Agreement is amended in its entirety to read as follows:

            "Line of Credit. On the terms and subject to the conditions set forth in this Agreement, each Lender hereby severally agrees, on a pro rata basis in accordance with Schedule 1 attached hereto, to make advances to Borrower under the Line of Credit from time to time up to and including the Line Maturity Date, not to exceed at any time the aggregate principal amount of Five Million Dollars ($5,000,000.00), the proceeds of which shall be used for


                                      -6-
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            general corporate purposes, including working capital financing, and for the issuance of standby and commercial letters of credit, subject to a sublimit of $1,000,000 for such letters of credit as described in subparagraph (d), below. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by the Line of Credit Note, all terms of which are incorporated herein by this reference. During the period from June 1 thru June 30 of each calendar year, Borrower may request that the Line of Credit Maturity Date be extended for one-year periods, which extension shall be subject to Lender's credit approval for such extension, no outstanding Default or Event of Default and such other conditions as Lender may require."

      o. Limitations on Borrowings. Section 2.1(b) of the Credit Agreement is amended by substituting "$2,500,000.00" in place of "$7,500,000.00" in the first paragraph thereof.

      p. Borrower Letter of Credit Subfeature. Section 2.1(d) of the Credit Agreement is amended in its entirety to read as follows:

            "Borrower Letter of Credit Subfeature. As a subfeature under the Line of Credit, Agent agrees from time to time during the term thereof to issue standby or commercial letters of credit for the account of Borrower (each, a 'Borrower Letter of Credit' and collectively, 'Borrower Letters of Credit'); provided however, that the form and substance of each Borrower Letter of Credit shall be subject to reasonable approval by Agent and the aggregate amount of Borrower Letters of Credit issued at any one time shall not exceed $1,000,000.00. Except with the prior approval of Agent, which may be granted or withheld in its sole discretion, no Borrower Letter of Credit shall have an expiration date subsequent to the Line Maturity Date. The undrawn amount of all Borrower Letters of Credit issued and outstanding under this letter of credit subfeature shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Borrower Letter of Credit shall be subject to the additional terms and conditions of the Borrower Letter of Credit Agreement and related documents, if any, required by Agent in connection with the issuance thereof (each, a 'Borrower Letter of


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            Credit Agreement' and collectively, the 'Borrower Letter of Credit
            Agreements'), each of which shall be substantially in the form attached hereto as Schedule 2.1. Each draft paid by Agent under a Borrower Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower on or before the Line Maturity Date in accordance with the terms and conditions of this Agreement. Borrower agrees that Agent, in its sole discretion, may debit any demand deposit account maintained by Borrower with Agent, other than a demand deposit account maintained by Borrower on behalf of a joint venture of which Borrower is a member, for the amount of any such draft."

      q. Letter of Credit. The following sentence is added to the end of the first paragraph of Section 2.3(a) of the Credit Agreement:
            "Notwithstanding anything herein, Borrower's obligations to Agent with respect to the Letter of Credit shall terminate upon any proper termination of the Letter of Credit and any other credit facility under this Agreement may be terminated by Borrower upon payment of the amounts due under such facility. All obligations of Borrower hereunder shall terminate upon payment in full of all amounts due under this Agreement and upon proper termination of the Letter of Credit."

      r. Interest on the Term Loans. Sections 2.5(a) and (b) of the Credit Agreement are amended in their entirety to read as follows:

            "(a) Interest on the Line of Credit. The outstanding principal balance of the Line of Credit shall bear interest in accordance with the following interest rate options, as designated periodically by
            Borrower:

                  (i) upon notice to Agent, at the applicable margin over the
            Reference Rate set forth in the Line of Credit Pricing Grid; or

                  (ii) upon a minimum of three (3) Business Days notice to
            Agent, at the applicable margin over LIBOR set forth in the Line of Credit Pricing Grid; provided, however, that each LIBOR interest selection must be for a minimum amount of $1,000,000 and in integral multiples of $100,000.


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            (b) Interest on the Term Loans. The outstanding principal balances of each of the Term Loans shall bear interest in accordance with the following interest rate options, as designated periodically by
            Borrower:

                  (i) upon notice to Agent, at the applicable margin over the
            Reference Rate set forth in the Term Loan Pricing Grid; or

                  (ii) upon a minimum of three (3) Business Days notice to
            Agent, at the applicable margin over LIBOR set forth in the Term Loan Pricing Grid; provided, however, that each LIBOR interest selection must be for a minimum amount of $1,000,000 and in integral multiples of $100,000.

            The margins above the Reference Rate or LIBOR, as applicable (the 'Interest Rate Margins'), at which the outstanding principal balances of the Line of Credit and each of the Term Loans bear interest from time to time shall be adjusted in accordance with the Line of Credit Pricing Grid and the Term Loan Pricing Grid, respectively. Until such time as Agent receives Borrower's financial statements (as required under this Agreement) evidencing Borrower's compliance with any of the Funded Debt to EBITDA ratios set forth in the applicable Pricing Grid, the Level III Interest Rate Margin above the Reference Rate or LIBOR shall apply. Thereafter, Agent shall adjust the Interest Rate Margins in accordance with the applicable Pricing Grid on the first day of the month following each month in which Agent receives updated financial statements from Borrower pursuant to this Agreement. Such Interest Rate Margins shall be determined (i) using the most recent quarterly financial statement of Borrower available to Agent on the applicable adjustment date to determine the amount of Funded Debt and (ii) using the most recent financial statements of Borrower available to Agent on the applicable adjustment date for a four (4) consecutive quarter period to determine EBITDA. If a LIBOR Rate Loan is prepaid, whether by the Borrower, as a result of acceleration upon default or otherwise, the Borrower agrees to pay all of the Lenders' costs, expenses and Interest Differential (as determined by the Agent) incurred as a result of such prepayment. The term "Interest Differential" shall mean that sum equal to the greater of 0 or the financial loss incurred by the Lenders resulting from prepayment, calculated as the difference between the amount of interest the Lenders would have earned (from like investments as of the first day of the LIBOR) had prepayment not occurred and the interest the Lenders will actually earn (from like investments as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term nature of this facility, the Borrower agrees that the Interest Differential shall not be discounted to its present value. Any prepayment of a LIBOR Rate Loan shall be in an amount equal to the remaining entire principal balance of such loan. In the event the Borrower does not timely select another interest rate option at least three (3) Business Days before a LIBOR Rate Loan expires, such LIBOR Rate Loan shall renew for the same monthly term as initially chosen, with the rate (before adding on the applicable basis points) to be determined three (3) Business Days prior to renewal. The Agent's internal records of applicable interest rates shall be determinative in the absence of manifest error. Each rate option selected shall apply to a minimum principal amount of $1,000,000.00 and integral multiples of $100,000.00. For determining payment dates for LIBOR Rate Loans, the New York Business Day shall be the standard convention. In the event after the date of initial funding any governmental authority subjects Lenders to any new or additional charge, fee, withholding or tax of any kind with respect to any loans hereunder or changes the method of taxation of such loans or changes the reserve or deposit requirements applicable to such loans, the Borrower shall pay to the Lenders such additional amounts as will compensate the Lenders for such costs or lost income resulting therefrom as reasonably determined by the Lenders."

      s.    Line of Credit Facility Fee. The following is added to the end of
            Section 2.5(c)(i) of the Credit Agreement:

            "In addition to the foregoing fees, Borrower shall pay to Agent, for Lenders, an annual fee for the Line of Credit equal to $50,000.00, payable annually on or before December 31 of each calendar year."

      t. Optional Prepayments. Section 2.8(a) of the Credit Agreement is amended in its entirety to read as follows:

            "Optional Prepayments. Borrower may, through one of its Authorized Representatives and upon at least (i) one (1) Business Day's prior written notice to Agent if interest is determined in relation to the Reference Rate, or (ii) three (3) Business Days' prior written notice to Agent if interest is determined in relation to LIBOR, prepay in whole or in part the outstanding amount of the Line of Credit or any Term Loan without premium or penalty, except as required by Section 2.13 hereof."

      u. Treasury Rate. Section 2.13(b) of the Credit Agreement is hereby deleted.

      v. Required Compensating Balances with Agent. A new Section 3.4 is added to the Credit Agreement as follows:

            "Section 3.4 REQUIRED COMPENSATING BALANCES WITH AGENT. In exchange for the financial accommodations to be received by Borrower under this Agreement, the Borrower will maintain on deposit with Agent in non-interest bearing accounts average daily collected balances, in excess of that to support account activity and other credit facilities extended to the Borrower by Lenders, in an amount of at least $3,000,000.00. If the Borrower fails to keep and maintain such balances, Borrower shall pay a deficiency fee to Agent, within five days after receipt of a statement therefor, calculated on the amount by which the Borrower's average daily balance is less than the requirements set forth above, computed at a rate equal to the actual dollar shortfall amount times the current Reference Rate Margin as indicated in the Line of Credit Pricing Grid, divided by 360 days, times the actual number of days the Borrower is in default under this Section 3.4."

      w. Correctness of Financial Statement. Section 4.6 of the Credit Agreement is amended in its entirety to read as follows:


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                  "CORRECTNESS OF FINANCIAL STATEMENT. The audited consolidated financial statements of Borrower dated as of December 31, 2000, and the unaudited interim consolidated financial statements of Borrower dated as of September 30, 2001, heretofore delivered by Borrower to Agent, (a) are complete and correct and present fairly the financial condition of Borrower as of the date thereof; (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent; and (c) have been prepared in accordance with GAAP. Since September 30, 2001, there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged or granted a security interest in or otherwise encumbered any of its assets or properties except as permitted by this Agreement or as disclosed by Borrower to Agent in the Disclosure Schedule or in Pro Forma financial statements previously delivered by Borrower to Agent, other than Permitted Liens."

      x. Compliance. Section 5.2(a) of the Credit Agreement is amended in its entirety to read as follows:

            "Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Lenders pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Default or Event of Default shall have occurred and be continuing or shall exist, Borrower shall be in full compliance with the then applicable financial covenants set forth in Section 6.9 (taking into account the effect of the requested advance of Loan funds), and Agent shall have received a certificate confirming the matters set forth in this
            Section 5.2(a) and in Section 6.9 signed by a senior financial officer of Borrower."

      y. Financial Statements. Section 6.3 of the Credit Agreement is amended in its entirety to read as follows:


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                  "FINANCIAL STATEMENTS. Provide to Agent all of the following, in form and detail satisfactory to Agent:

                  a. not later than one hundred and twenty (120) days after and as of the end of each fiscal year, an audited financial statement of Borrower and each entity whose financial results are consolidated with those of Borrower for reporting purposes, prepared by a nationally recognized certified public accountant, to include a balance sheet, income statement, statement of cash flows, reconciliation of net worth and notes to financial statements, together with Borrower's 10-K report;

                  b. not later than thirty (30) days prior to the end of each fiscal year, an annual budget for Borrower, prepared by Borrower, which shall include three-year projections of Borrower's operations and planned capital expenditures and financial projections for Borrower and each entity whose financial results are consolidated with those of Borrower for reporting purposes for the next fiscal year;

                  c. not later than forty-five (45) days after and as of the end of each fiscal quarter, (i) a financial statement of Borrower and each entity whose financial results are consolidated with those of Borrower for reporting purposes, prepared by Borrower, to include a balance sheet and income statement; (ii) investment brokerage statements detailing all investments and current balances; (iii) Borrower's filed 10-Q Statement and (iv) a statement of capital expenditures;

                  d. not later than thirty (30) days after and as of the end of each calendar month, (i) a calculation of the Borrowing Base certified as correct by a senior financial officer of Borrower; (ii) an accounts receivable aging and an accounts payable aging; (iii) a financial statement of Borrower and each entity whose financial results are consolidated with those of Borrower for reporting purposes, prepared by Borrower, to include a balance sheet and income statement; (iv) inventory listings; (v) investment brokerage statements detailing all investments and current balances; and (vi) a certificate of the chief financial officer or other executive officer of Borrower that Borrower is in compliance with the financial covenant set forth in Section 6.9(g);

                  e. contemporaneously with each quarterly financial statement of Borrower required hereby, a certificate of the chief financial officer or other executive officer of Borrower that said financial statements are accurate, calculating all financial covenants set forth in Section 6.9 below and stating that Borrower is in compliance with the financial covenants set forth in Section 6.9 below which Borrower is then required to comply with, and that there is no Borrowing Base Deficiency as defined in Section 6.16 below, and that there exists no Event of Default nor any condition, act or event which, with the giving of notice or the passage of time or both, would constitute an Event of Default;

                  f. from time to time such other information as Agent may
            reasonably request."

      z. Financial Condition. Section 6.9 of the Credit Agreement is amended in its entirety to read as follows:

                  "FINANCIAL CONDITION. Maintain Borrower's financial condition as follows, based on the consolidated financial statements of Borrower and each entity whose financial results are consolidated with those of Borrower for reporting purposes, using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

                  a. Maintain at all times a Minimum Quick Ratio of 1.25 to
            1.00.

                  b. Without Agent's prior written consent, Borrower shall not incur expenses for capital expenditures in excess of $32,000,000.00 for Borrower's fiscal year ended 2001 and $12,000,000.00 for the Borrower's fiscal years 2002 and 2003.

                  c. Commencing with the first quarter of Borrower's fiscal year
            2003, maintain a Minimum Interest


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            Coverage Ratio of 3.00 to 1.00, measured quarterly, based upon the four-quarter period then ended.

                  d. Maintain, as of the end of each fiscal quarter commencing with the quarter ended December 31, 2001, a Tangible Net Worth (exclusive of any loss-related effect to net worth from Borrower's ownership of Finisar Corporation common stock and related other comprehensive income adjustments) not less than $158,200,000.00 plus eighty percent (80%) of net income for each fiscal quarter after September 30, 2001 without deduction for losses, plus 100% of net equity proceeds.

                  e. Commencing with the first quarter of Borrower's fiscal year
            2003, maintain a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00 measured for the most recent four historical quarters (excluding the current quarter in possession).

                  f. Commencing with the first quarter of Borrower's fiscal year
            2003, maintain a ratio of Funded Debt to EBITDA not to exceed 2.00 to 1.00 for the four (4) consecutive fiscal quarter period ending on the last day of each fiscal quarter.

                  g. Maintain at all times a Minimum Cash to Funded Debt Ratio of 1.05 to 1.00. The Minimum Cash to Funded Debt Ratio shall be measured monthly, and will remain in effect until the Borrower: (i) is in compliance with all covenants described in this Section 6.9 for two consecutive quarters, including compliance with the Fixed Charge Coverage Ratio level of 1.25 to 1.00; and (ii) no further covenant violations are projected.

            Borrower shall include calculations of all of the above covenants in its compliance certificates required to be delivered to Agent under this Agreement irrespective of whether Borrower's obligation to comply hereunder is in effect.

      aa. Schedule 4. Attached hereto as Exhibit A are updated disclosures as required under Schedule 4. Borrower hereby acknowledges that except as set forth in Exhibit A, all disclosures on Schedule 4 to the Credit Agreement remain true and correct.

      bb. Schedule 8. A new Schedule 8 (Schedule of Patents, Trademarks and Licenses of Borrower and each Guarantor) is added to the Credit Agreement to read as Schedule 8 attached hereto.

5. Conditions Precedent. Before this Modification becomes effective and any party becomes obligated under it, all of the following conditions shall have been satisfied at the Borrower's sole cost and expense in a manner acceptable to the Agent in the exercise of Agent's sole judgment:

      a. The Agent shall have received fully executed and, where appropriate, acknowledged originals of the following:

            i.    this Modification;

            ii. Short Form Modification Agreements in recordable form amending the Deeds of Trust pursuant to the amendments set forth herein (each, a "Short Form Modification Agreement");

            iii. a Reaffirmation of Guaranty and Security Agreement executed by each Guarantor (the "Guarantor's Consent");

            iv.   a Closing Certificate executed by Borrower;

            v.    an incumbency certificate for Borrower;

            vi. an Opinion of Borrower's counsel, in form and substance satisfactory to Agent, as to the Borrower, Lyte Optronics, Inc., and enforceability of this Modification;

            vii. any other agreements or resolutions (including evidence of the Borrower's and each Guarantor's authority to enter into this Modification and the Guarantor Consent, respectively) that the Agent may reasonably require or request in connection with this Modification or in accordance with the Credit Agreement, including evidence of dissolution of Lyte Optronics, Ltd. (UK)

      b. A Short Form Modification Agreement amending the Deeds of Trust shall have been recorded in the official records of Alameda County, California and Los Angeles County, California.

      c. The Agent shall be satisfied that the validity and priority of the Deeds of Trust, as amended by the Short Form Modification Agreement, has not been and will not be impaired by this Modification or the transactions contemplated by it, and that such Deeds of Trust , as amended by the Short Form Modification Agreement, secure the Line of Credit and Term

            Loans, as amended hereby. Such assurance includes receipt of endorsements (or commitments to issue such endorsements) to the policy to title insurance insuring the Deeds of Trust, including a CLTA form 110.5 endorsement.

      d. Agent, for Lenders, shall have received from Borrower the Line of Credit annual fee in the amount of $50,000.00.

      e. Borrower shall execute and deliver such UCC Financing Statements or transitional forms as Agent may require and hereby authorizes Agent to file such statements.

      f. Agent shall have executed and filed a Release of Security Interest and UCC Termination in favor of Beijing Tongmei Xtal Technology Co., Ltd.

6. The Borrower's Representations and Warranties. The Borrower represents and warrants to Lenders as follows:

      a. Credit Agreement. All representations and warranties made and given by the Borrower in the Credit Agreement are true, accurate and correct, except as limited by Exhibit A hereto.

      b. No Default. No Event of Default has occurred and is continuing, and no event has occurred and is continuing which, with notice or the passage of time or both, would be an Event of Default.

      c. Borrowing Entity. Borrower is a corporation which is duly organized, validly existing and in good standing in the State of Delaware and is duly qualified in each jurisdiction in which it is required to be qualified, except where the failure to be so qualified would not have a Material Adverse Effect. Except as otherwise disclosed or delivered to Agent, there have been no changes in the formation documents of Borrower or any Guarantor since the inception of the Credit Agreement.

7. Incorporation. This Agreement shall form a part of the Credit Agreement, and all references to the Credit Agreement shall mean the Credit Agreement as hereby modified.

8. No Prejudice; Reservation of Rights. Except as specifically amended by this Modification, this Modification shall not effect or limit any rights or remedies of the Agent or Lenders under the Credit Agreement. The Agent and Lenders reserve, without limitation, all rights which they have against any indemnitor, guarantor, or endorser of the Credit Agreement.

9. No Impairment. Except as specifically hereby amended, the Credit Agreement shall remain unaffected by this Modification and the Credit Agreement shall remain in full force and effect.

10. Purpose and Effect of Approvals. In no event shall any approval of any matter in connection with the Credit Agreement of the Agent or Lenders be a representation of any kind with regard to the matter being approved or a waiver of any rights under the Credit Agreement.

11. Disclosure to Title Company. Without notice to or the consent of the Borrower, the Agent may disclose to any title insurance company that insures any interest of the Agent under the Deeds of Trust (whether as primary insurer, coinsurer or reinsurer) any publicly disclosed information in the Agent's possession relating to the Borrower, the property encumbered by the Deeds of Trust, or the Credit Agreement reasonably required by such title company.

12. Reimbursement of Expenses. The Borrower agrees to reimburse the Agent for all costs and expenses incurred by the Agent in connection with this Modification, including title insurance premiums, recording, filing and escrow charges, and reasonable legal fees and expenses of the Agent's counsel.

13. Integration. The Credit Agreement, including this Modification: (a) integrate all the terms and conditions mentioned in or incidental to the Credit Agreement; (b) supersede all oral negotiations and prior and other writings with respect to their subject matter; and (c) are intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in those documents and as the complete and exclusive statement of the terms agreed to by the parties. If there is any conflict between the terms, conditions and provisions of this Modification and those of any other agreement or instrument, the terms, conditions and provisions of this Modification shall prevail.

14. Miscellaneous. This Modification may be executed in counterparts, and all counterparts shall constitute but one and the same document. If any court of competent jurisdiction determines any provision of this Modification or the Credit Agreement to be invalid, illegal or unenforceable, that portion shall be deemed severed from the rest, which shall remain in full force and effect as though the invalid, illegal or unenforceable portion had never been a part of the Credit Agreement. This Modification shall be governed by the laws of the State of California, without regard to the choice of law rules of that State. As used here, the word "include(s)" means "includes(s), without limitation," and the word "including" means "including, but not limited to."

                            [SIGNATURES ON NEXT PAGE]

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                      "Borrower"

                                      AXT, INC., a Delaware corporation

                                      By  /s/ DONALD L. TATZIN
                                         ---------------------------------------
                                              Donald L. Tatzin
                                              Senior Vice President,
                                              Chief Financial Officer
                                         ---------------------------------------
                                         [Printed Name and Title]


                                      "Agent" and "Lender"

                                      U.S. BANK NATIONAL ASSOCIATION

                                      By  /s/ DENNIS J. HADICK
                                         ---------------------------------------
                                              Dennis J. Hadick
                                              Vice President and
                                              Relationship Manager
                                         ---------------------------------------
                                         [Printed Name and Title]

                                   EXHIBIT A

                                   SCHEDULE 4

                                   SCHEDULE 8

                        (SCHEDULE OF PATENTS, TRADEMARKS
                                  AND LICENSES)


                                      -21-